Exhibit 10.26

SYMBOTIC LLC

WAREHOUSE TECHNOLOGIES, LLC

2012 VALUE APPRECIATION PLAN

Section 1. Purpose and Effective Date

The purpose of this 2012 Value Appreciation Plan is to promote the best interests of Warehouse Technologies, LLC, its wholly-owned subsidiary, Symbotic LLC, and their members by providing an incentive for management, directors, consultants and key employees of the Company and its Affiliates to increase the value of the Company through the grant of value appreciation award units, and by enabling the Company and its Affiliates to attract and retain the services of such individuals upon whose judgment, interest, skills, and special effort the successful conduct of their operations is largely dependent. The Plan is effective December 18, 2012.

Section 2. Definitions

(a) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place that phrase appears in the regulations issued thereunder. For all purposes of this Plan, Affiliate shall include, without limitation, Symbotic unless and until Symbotic ceases to be included in the Company’s controlled group or under common control with the Company as described above.

(b) “Award” means a grant of VAP Units.

(c) “Award Agreement” means a written agreement between a Participant and the Company that sets forth the terms and conditions of the Participant’s Award, as determined by the Board of Managers.

(d) “Board of Managers” means the Board of Managers of the Company.

(e) “Cause” for termination by the Company of the Participant’s employment shall be as defined in any employment agreement between the Company or its Affiliates and the Participant, if any, and if no such agreement exists or such agreement does not provide a definition of “cause”, such term shall be limited to: (i) continued failure to substantially perform assigned duties, including the duties and obligations of Participant’s position with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) conviction of, or pleading of nolo contendre or guilty to, a felony under the laws of the United States or any State thereof, excluding felonies for minor traffic violations and/or felonies for vicarious liability for which Participant did not know of the felony and did not willfully violate the applicable law(s); (iii) the commission of any act of fraud, theft, embezzlement or other material dishonesty taken by Participant which was intended to result in substantial gain or personal enrichment to Participant at the Company’s expense; (iv) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company and/or (v) the deliberate and intentional violation by Participant of the provisions of any agreement with the Company or its Affiliates regarding noncompetition, nonsolicitation and/or confidential information. A finding of “Cause” shall be determined by the Company’s Board of Managers in its exclusive discretion and Participant shall have no appeal from such finding for any reason.

(f) “Change of Control” means the date on which the first of the following occurs, provided that such event qualifies as a change of control within the meaning of Code Section 409A:

(i) a change in the ownership of the Company, which occurs on the date on which any one person or more than one person acting as a group, other than an Excluded Person, acquires ownership of Membership Units of the Company that, together with Membership Units held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Membership Units of the Company; or

(ii) a change in the ownership of a substantial portion of assets, which occurs on the date on which any one person or more than one person acting as a group, other than an Excluded Person, acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all the assets of the Company on a stand alone basis (without regard to the value of any subsidiary of the Company) immediately prior to such acquisition.

An “Excluded Person” means (i) the Company or any of its Affiliates, or (ii) an entity owned, directly or indirectly, by the members of the Company in substantially the same proportions as their ownership of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(h) “Company” means Warehouse Technologies, LLC, a New Hampshire limited liability company, and any successor, by merger or otherwise, thereto.

(i) “Fair Value” per VAP Unit means the fair market value of one one-hundredth (1/100th) of a Class C Unit of the Company on a fully-diluted basis on the Valuation Date.

The fair market value of one one-hundredth of a Class C Unit of the Company shall be determined by multiplying the fair market value of the Company by the quotient obtained by dividing (a) the quotient of one divided by the aggregate of the number of number of authorized Class A Units and Class C Units in the Company (whether or not issued and/or vested) by (b) one hundred (100). The term “fair market value of the Company” shall be the fair market value of the Company, as determined in good faith by the Board of Managers in its sole discretion after consulting with one or more independent third-party appraiser or valuation experts, as of the Valuation Date, less any preferred return or liquidation preference due to any Member of the Company (including but not limited to, any obligation to pay an Unreturned Class B Preferred Capital to any holder of Class B Units). Such valuation shall not take into account any minority or lack of marketability discounts or control premiums. Such valuation shall be conducted at least annually following the close of the Company’s fiscal year and will be based on business, financial, economic, capitalization (including, without limitation any Liquidation Preference) and other metrics, applied consistently on a year-by-year basis (other than appropriate changes in the valuation method(s) for the relative stage of development of the Company), as the third-party appraiser and the Board of Managers determine are reasonably necessary or appropriate for a determination of the fair market value of the Company consistent with the requirements of FASB Accounting Standards Codification 820, IRS Regulation 409A and related IRS revenue rulings and their successors.

Notwithstanding anything herein to the contrary, if the Company receives a capital contribution without issuance of additional Membership Units or issues additional Membership Units without consideration therefor, or other similar transaction occurs, the Board of Managers may equitably adjust the calculation of the fair market value of the Company to take such transactions into account as it determines in its sole discretion.

(j) “Grant Date” means, with respect to an Award, the date as of which a Participant is granted such Award.

(k) “Initial Value” means the value assigned to a VAP Unit as its initial value by the Board of Managers in its sole discretion, such amount to be no less than the fair market value of a VAP Unit on the Grant Date, which amount shall be set forth in the Award Agreement.

(l) “Member” has the meaning given in the Operating Agreement.

(m) “Membership Units” means the units of membership interest in the Company as defined as a “Unit” in the Operating Agreement of the Company. On the effective date of this Plan, the Membership Units are comprised of 1,000,000 Class A Units, 1 Class B Unit and 428,571 Class C Units, in each case as those terms are defined in the Operating Agreement.

(n) “Net Sale Price” per VAP Unit in the event the Change of Control transaction is a sale of membership interests or a merger (or equivalent transaction) means:

(i) the net sale price of the Company on the closing date less any amounts payable to the Class B Units as that term is defined in the Operating Agreement; divided by

(ii) the number of number of Class A Units and/or Class C Units that are sold in such transaction; divided by

(iii) the number one hundred (100).

“Net Sale Price” per VAP Unit in the event the Change of Control transaction is a sale of all or substantially all of the assets of the Company means net sale price of the Company on the closing date, multiplied by

(i) the quotient of one divided by the aggregate of the number of number of authorized Class A Units and Class C Units in the Company (whether or not issued and/or vested); divided by

(ii) the number one hundred (100).

For purposes hereof, the “net sale price of the Company” means: (A) in the event the Change of Control transaction is a sale of membership interests or a merger (or equivalent transaction), an amount equal to the fair value of the consideration received by the owners of all Membership Units which are sold in such transaction; or (B) in the event the Change of Control transaction is a sale of all or substantially all of the assets of the Company, an amount equal to the fair market value of the Company immediately prior to the event, determined taking into account the sale price of the assets sold in such transaction (without reduction for any liabilities assumed by the buyer in such transaction), including but not limited to goodwill. For the sake of clarity, in any Change of Control transaction, the “net sale price of the Company” is intended to be determined after reduction for expenses related to such transaction and after payment of any preferred return or liquidation preference to any Member of the Company (including but not limited to, any obligation to pay an Unreturned Class B Preferred Capital to any holder of Class B Units of the Company).

Notwithstanding anything herein to the contrary, if the Company receives a capital contribution without issuance of additional Membership Units, issues additional Membership Units without full consideration therefor, or other similar transaction occurs, the Board of Managers may equitably adjust the calculation of the net sale price of the Company to take such transactions into account as it determines in its sole discretion.

All calculations related to the calculation of Net Sale Price shall be determined by the Board of Managers in its sole discretion.

(o) “Operating Agreement” shall mean the Second Amended and Restated Limited Liability Company Operating Agreement of Company, dated January 1, 2012, as amended from time to time.

(p) “Participant” shall mean an eligible individual who has been selected by the Board of Managers to receive an Award.

(q) “Plan” shall mean this 2012 Value Appreciation Plan, as amended from time to time.

(r) “Separation from Service” means a Participant’s cessation of service from the Company and all Affiliates within the meaning of Code Section 409A, including death, disability (as defined in Code Section 409A) and including the following rules:

(i) If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the time periods set forth above and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following the time periods set forth above.

(ii) A Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to 20% or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(iii) The Participant will be presumed not to have incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that is at least 50% or more of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(s) “Symbotic” means Symbotic LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

(t) “Valuation Date” means the effective date of a valuation of the fair market value of the Company determined by the Board of Managers of the Company from time to time. Such valuations shall be conducted at least annually following the close of the Company’s fiscal year, with an effective date as of the end of such fiscal year, and at such other times and with such effective dates as the Board of Managers determines is necessary or appropriate.

(u) “VAP Unit” means a unit of measurement tied to one one-hundredth (1/100th) of a Class C Unit of the Company that entitles a Participant to receive a payment from the Company equal to the excess of either the Fair Value or Net Sale Price (as set forth in Section 9) and the Initial Value, subject to the other terms and conditions of the Plan and the Participant’s Award Agreement.

Section 3. Administration

(a) General. The Plan shall be administered by the Board of Managers. The Board of Managers shall have discretionary authority to administer the Plan, construe and interpret the terms and provisions of the Plan and any Award Agreement, and adopt and revise such rules and regulations for the administration of the Plan as it deems necessary. Subject to the terms of the Plan, the Board of Managers shall designate the individuals who shall participate in the Plan, the number of VAP Units subject to each Award, any vesting requirements, and shall determine all other terms, conditions and limitations of each Award. Notwithstanding the above, the Board of Managers shall have to power to delegate all or some of its powers of administration of the Plan hereunder to the chief executive officer of the Company.

(b) Determinations Final. The actions, determinations and decisions of the Board of Managers respecting the Plan, the granting of Awards hereunder, and the administration of the Plan, shall be final, conclusive and binding upon all parties concerned, including, but not limited to, the Company, the Participants, and any employee of the Company.

(c) Indemnification. The Board of Managers shall not be liable for any act done or determination made in good faith. The Company shall indemnify the Board of Managers against all liability occasioned by any act done or determination made in good faith. No bond or other security shall be required of the Board of Managers for the faithful performance of its duties hereunder.

Section 4. VAP Units Reserved Under This Plan

Initially, an aggregate of One Million Four Hundred Thousand Five Hundred Seventy One (1,428,571) VAP Units are reserved for Awards under this Plan. If an Award lapses, expires, terminates or is cancelled without payment of cash under the Award, then the VAP Units to which such Award relates, to the extent of such lapse, expiration, termination or cancellation, may again be used for new Awards. The Board of Managers may reserve additional VAP Units for Awards under this Plan from time to time based on the unissued portion of the 214,286 Class C Units of the Company that are issuable by the Board pursuant to the terms of the Operating Agreement (but not, for the avoidance of doubt, the Class C Units that the holder of Class A Units may require the Company to issue). The Board of Managers may reserve up to such number of additional VAP Units equal to such number of unissued Class C Units multiplied by 100.

Section 5. Adjustment in Capitalization

Unless otherwise determined by the Board of Managers, no adjustment shall be made to the Awards or potential Awards intended to be made available under the Plan, for any type of dilution, intended or unintended, including any dividend or other distribution (whether in the form of Units, other securities, or other property), recapitalization, unit split, reverse unit split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of units or other securities of the Company, issuance of warrants or other rights to purchase units or other securities of the Company, or other similar transaction or event affecting Membership Units; provided, however, that such adjustment may be made in order to prevent enlargement of such Awards. In the event any adjustment is made pursuant to this Section 5, then the Board of Managers shall, in such manner as it may deem equitable and without requiring the consent of any Participant (or the Participant’s estate following the Participant’s death), adjust any or all of (a) the number of VAP Units reserved under this Plan; (b) the method of calculating the Fair Value and Net Sale Price per VAP Unit; and (c) the number and Initial Value of VAP Units subject to outstanding Awards.

Section 6. Eligibility and Participation

Participants in the Plan shall be selected by the Board of Managers from among management, directors, consultants and key employees of the Company and its Affiliates, including Symbotic, as the Board of Managers may designate from time to time. The Board of Managers shall consider such factors as it deems appropriate in selecting Participants and in determining the type and amount of their respective Awards. The Board of Managers’ designation of a Participant in any year shall not require the Board of Managers to designate such person to receive an Award in any other year.

Section 7. Grant of VAP Units

VAP Units may be awarded to Participants by the Board of Managers at any time. Grants of VAP Units shall be subject to such terms and conditions as the Board of Managers determines. Each grant of VAP Units shall be evidenced by an Award Agreement, which shall include, among such other provisions as the Board of Managers may determine, vesting requirements, the Grant Date and the Initial Value.

Section 8. Vesting

Unless otherwise set forth in the Award Agreement, each Award will vest as follows, provided that the Participant has not incurred a Separation from Service prior to the applicable vesting date:

(a) 20% of the VAP Units subject to the Award shall vest upon the first anniversary of the Grant Date; and

(b) the remaining 80% of the VAP Units subject to the Award shall vest quarterly (5% per quarter) over the following four (4) year period on the last day of each calendar quarter beginning with the last day of the first full calendar quarter following the first anniversary of the Grant Date.

Notwithstanding the foregoing, unless otherwise determined by the Board of Managers and set forth in an Award Agreement, upon a Change of Control, 20% of the VAP Units subject to the Award shall vest (or all of the VAP Units subject to the Award in the case that 20% or less of the VAP Units subject to the Award is still subject to vesting at the time of such Change of Control) held by a Participant shall vest immediately; provided, however, that if a Participant has less than one (1) year of service with the Company on the date of a Change of Control, then only 10% (rather than 20%) of the VAP Units subject to the Award shall vest.

Section 9. Payment of VAP Unit Value

(a) Mandatory Payout of VAP Unit Value. Unless otherwise determined by the Board of Managers and set forth in an applicable Award Agreement, a Participant shall be entitled to receive a payment from the Company with respect to his or her vested VAP Units upon the earlier to occur of the following:

(i) Tenth Anniversary / Term of Award. On January 31st of the year in which the tenth anniversary of the Grant Date falls or, if the Award has a term of less than ten years, of the year in which the Award terminates in the ordinary course, (A) all unvested VAP Units shall be automatically and immediately cancelled, and (B) the Company shall redeem each vested VAP Unit for a cash payment equal to the excess of the Fair Value of such VAP Unit using a Valuation Date as of the end of the most recently completed fiscal year over the Initial Value of such VAP Unit. Payment shall be made to the Participant in a cash lump sum no later than March 31st of such year.

(ii) Change of Control. Upon a Change of Control, (A) all unvested VAP Units shall be automatically and immediately cancelled, and (B) the Company shall redeem each vested VAP Unit for a cash payment equal to the excess of the Net Sale Price per VAP Unit over the Initial Value of such VAP Units. Payment shall be made to the Participant within ninety (90) days following the Change of Control, unless an earlier time period is set forth in the Participant’s Award Agreement and such payment shall be made in a combination of cash or other property (including stock of an acquirer or their parent) in such ratio of cash and other property as payments to Class C Members are made; provided, however, that such payment may be paid under the terms and conditions that govern the payments to Membership Units upon a Change of Control (including the requirement that all or a portion of such amounts be subject to escrow), as long as such amounts are paid within five years of the Change of Control.

(b) Elective Payout of VAP Units Value. Unless otherwise determined by the Board of Managers and set forth in an applicable Award Agreement, a Participant shall be entitled to receive a payment from the Company with respect to his or her vested VAP Units upon a written election by the Participant (on or in such form as determined by the Board of Managers) and the earlier to occur of the events set forth in Section 9(a) above or the following:

(i) Elective Payment. At any time during the month of January during each year, the participant shall have the opportunity to provide the Company with written notice of his or her election to exercise all or a portion of his or her vested VAP Units. Following such election, the Company shall redeem each such VAP Unit for a cash payment equal to the excess of the Fair Value of such VAP Unit using a Valuation Date as of the end of the most recently completed fiscal year over the Initial Value of such VAP Unit. Payment shall be made to the Participant in a cash lump sum no later than March 31st of such year.

(ii) Separation from Service. Upon a Separation from Service for Cause, all vested and unvested VAP Units then held by the Participant shall be automatically and immediately cancelled and the participant shall have no right to any payment hereunder (except for any payment due for any previously exercised vested VAP Units where such exercise occurred prior to such Separation from Service for Cause). Upon a Separation from Service other than a Separation from Service for Cause, (A) all unvested VAP Units shall be automatically and immediately cancelled, and (B) upon affirmative notice to the Company of a desire to exercise their right to a payment for the vested VAP Units held by such Participant and such notice is provided to the Company within forty-five (45) days after the date of Separation from Service, the Company shall redeem each vested VAP Unit for a cash payment equal to the excess of the Fair Value of such VAP Unit using a Valuation Date as of the end of the most recently completed fiscal year occurring on or prior to the date of Separation from Service over the Initial Value of such VAP Unit. Payment shall be made to the Participant contemporaneously with payments made for other Participants (i) who elect to exercise their vested VAP Units in the exercise period following the date of Separation from Service or (ii) upon a Change of Control, whichever occurs first. In the event that the Participant fails to provide the Company with notice of their desire to exercise their right to payment in the time period set forth above, all vested VAP Units shall be automatically and immediately cancelled.

(c) Exercisability Triggers and Limitations on Exercise. Notwithstanding the above, no Participant may exercise and the Company shall not redeem any vested VAP Unit pursuant to Section 9(a)(i) or Section 9(b) unless and until such time the Company achieves the following: (i) completion of the first fiscal year in which the Company meets or exceeds annual revenue (on a cash accounting basis) of $100 million; (ii) completion of first fiscal year in which the Company is positive cash flow; or (iii) completion of the first fiscal year in which the Company has positive EBITDA. A Participant may elect to exercise and the Company may redeem one-third of the vested VAP Units for each of the above criteria that is satisfied prior to such date. For example, if two of the three above criteria are satisfied prior to the date on which a Participant desires to exercise their vested VAP Units, only two-thirds of such vested VAP Units may be exercised by the Participant and redeemed by the Company. Whether the above criteria are satisfied upon the completion of a fiscal year shall be determined by the Board of Managers in its sole discretion.

(d) Limitations on Payment. Except for any payments due pursuant to Section 9(a)(ii), the Company shall not be under any obligation to make aggregate payments in excess of $25 million in any calendar year (the “Annual Cap”). In the event that any payment hereunder is due to a Participant (except for any payments due pursuant to Section 9(a)(ii)) and the aggregate amount of payments hereunder exceed the Annual Cap, the amount payable to such Participants shall be reduced, pro rata, such that the aggregate payments by the Company shall not exceed the Annual Cap. Any amounts that are not payable as a result of the application of the Annual Cap shall be payable on January 31st of the next calendar year as a priority payment over any payment obligations that arise in such subsequent calendar year unless such payments then exceed the Annual Cap for such subsequent calendar year. In such a case, any unpaid amounts will continue to be payable on January 31st of each subsequent calendar year as a priority payment over any payment obligations that arise in such subsequent calendar year (and any carryover amounts that arise subsequent to the original payment obligation hereunder) until the amount due is paid in full. Notwithstanding anything to the contrary, in the event that any payment hereunder is a result of a mandatory exercise pursuant to Section 9(a)(ii) above, the Board of Managers may, in its sole discretion, make the payment in cash and/or stock and securities if the consideration received by the Company as a result of the Change of Control includes stock and/or securities.

(e) Cancellation of VAP Units After Redemption. In the event of any redemption of vested VAP Units as provided in this section, the vested VAP Units so redeemed shall automatically and immediately thereafter be cancelled.

(f) Cancellation of VAP Units For Cause. Notwithstanding anything herein to the contrary, in the event of a Participant’s Separation from Service for Cause, all VAP Units (whether vested or unvested) shall automatically and immediately be cancelled, and any payment that has accrued but not yet been paid shall be cancelled, without consideration as of the date of such termination and without notice thereof.

Section 10. Death After Right to Payment

In the event of the death of a Participant after a right to a payment has accrued under this Plan, but prior to the date the payment is made, the scheduled payment shall be payable to the Participant’s estate.

Section 11. Amendment, Modification and Termination of the Plan and Awards

(a) Amendment and Termination. The Board of Managers may at any time amend, alter, suspend, discontinue or terminate the Plan; provided that no amendment or termination of the Plan may, except as otherwise provided herein, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the Participant’s estate), adversely affect the rights of any Participant (or his or her estate) under any Award granted under the Plan prior to the effective date of such amendment or termination.

(b) Amendment of Awards. Subject to the restrictions of this Plan, the Board of Managers may, at any time, amend any Award; provided that no amendment may, except as otherwise provided herein, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the Participant’s estate), adversely affect the rights of any Participant (or his or her estate). The Board of Managers may waive any conditions or other restrictions, in whole or in part, with respect to any Award granted under the Plan.

(c) Continuance of Rights. All unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions. Further, to the extent set forth in the Plan, the authority of the Board of Managers to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and to administer and amend the Plan and Award Agreements, shall extend beyond the termination date of the Plan.

Section 12. Nonalienation of Benefits

No Award granted hereunder shall be transferable by a Participant other than by will or the laws of descent and distribution. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the persons entitled to such benefits. If any Participant hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board of Managers, cease, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or other dependents, or any of them, in such proportion as the Board of Managers shall deem proper.

Section 13. Ordinary Income; Payment of Taxes

Payments under the Plan will be taxed as ordinary income to the Participant for the year in which the payment is actually made. The Company shall have the right to deduct from all payments made under the Plan or any other amount owed to a Participant (or his or her estate) any taxes required by law to be withheld with respect to such payments or the accrual or vesting of any benefit hereunder.

Section 14. Claims and Appeals

(a) Initial Claim. If a Participant or the Participant’s estate following his or her death (the “claimant”) believes that he or she is entitled to a benefit under the Plan that is not provided, the claimant (or his or her authorized legal representative) may file a written claim for such benefit with the Board of Managers within ninety (90) days of the date the payment that is in dispute should have been made. The Board of Managers shall review the claim and render a decision within ninety (90) days following the receipt of the claim; provided that the Board of Managers may determine that an additional ninety (90)-day extension is necessary due to circumstances beyond the Board of Managers’ control, in which event the Board of Managers shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor, and the date by which the Board of Managers expects to render a decision. If the claimant’s claim is denied in whole or part, the Board of Managers shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of which such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review.

(b) Request for Appeal. The claimant has the right to appeal the Board of Managers’ decision by filing a written appeal to the Board of Managers within sixty (60) days after the claimant’s receipt of the Board of Managers’ decision, although to avoid penalties under Code Section 409A, the claimant’s appeal must be filed in all events within one hundred eighty

(180) days of the date payment could have been timely made in accordance with the terms of the Plan and pursuant to the regulations promulgated under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his claim with the appeal. The Board of Managers will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Board of Managers shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Board of Managers may determine that an additional sixty (60)-day extension is necessary due to circumstances beyond the Board of Managers’ control, in which event the Board of Managers shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Board of Managers expects to render a decision. If the claimant’s appeal is denied in whole or part, the Board of Managers shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

(c) ERISA Fiduciary. For purposes of ERISA, the Board of Managers shall be considered the named fiduciary under the Plan and the plan administrator thereof.

Section 15. Periodic Notices

The Company shall prepare and periodically distribute to Participants notices relating to the Plan and related Awards. Such notices shall be distributed at least annually following the end of the fiscal year (no later than December 31st following the end of each fiscal year) and shall provide information to Participants about the most recently completed valuation of the fair market value of the Company and the resultant Fair Value per VAP Unit, whether or not and which of the exercisability triggers specified in Section 9(c) have been achieved and such other information as the Company may consider necessary or desirable.

Section 16. Miscellaneous Provisions

(a) Offset Permitted. Notwithstanding any provision of the Plan to the contrary, the Company shall have the right to reduce and offset any payment to which a Participant or his or her estate is entitled hereunder by the amount of any debt or other amount owed to the Company by the Participant at the time of such payment.

(b) No Trust Created. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Board of Managers and the Participant, his or her estate, or any other person. Participants have the status of general unsecured creditors of the

Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. It is the intention of the Company that the arrangements hereunder be unfunded for tax purposes and for purposes of Title I of ERISA.

(c) No Right to Employment. Nothing contained in this Plan shall limit in any way the right of the Company to terminate a Participant’s employment or service at any time or be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration.

(d) Severability. If any particular provision of the Plan or an Award Agreement is found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of the Plan or Award Agreement and the other provisions of the Plan or Award Agreement shall remain in full force and effect.

(e) Governing Law. Unless and to the extent preempted by Federal law, the Plan and all Award Agreements shall be governed by and construed and enforced in accordance with the laws of the State of New Hampshire, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

(f) Limited Interest. The grant of VAP Units shall not be construed as giving the Participant any interest other than as provided in this Plan or the Participant’s Award Agreement. The Participant shall not be deemed to be a member of the Company and shall have no voting rights as a result of the grant of any VAP Units. Participants have no right to receive actual equity in Symbotic or the Company.

(g) Captions, Gender, References, and Number. The captions in this Plan are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Plan. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the actual identity of the organization, person or persons may require.

(h) Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Operating Agreement.

(i) Terms of Plan Govern. In the event of any conflict between the terms of a Participant’s Award Agreement and the Plan, the terms of the Plan shall govern.